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                                                                     EXHIBIT 99

                            VIROPHARMA INCORPORATED
            IMPORTANT FACTORS REGARDING FORWARD-LOOKING STATEMENTS

  The following factors, among others, could cause the Company's actual results, performances or achievements to differ materially from the results expressed in, or implied by, forward-looking statements made in this Annual Report on Form 10-K or presented elsewhere by management from time to time, such as statements regarding present or anticipated scientific progress, development of potential pharmaceutical products, future revenues, capital expenditures, research and development expenditures, future financings and collaborations, personnel, manufacturing requirements and capabilities, and other statements regarding matters that are not historical facts or statements of current condition.

EARLY STAGE OF DEVELOPMENT; CONTINUING OPERATING LOSSES; UNCERTAINTY OF FUTURE PROFITABILITY

  ViroPharma Incorporated (the "Company") is a development stage company which currently has no sources of operating revenues and has incurred net operating losses since its inception in 1994. At December 31, 1997, the Company had an accumulated deficit of $22,018,846. Such losses have resulted principally from costs incurred in research, development, clinical trials and general and administrative costs associated with the Company's operations. The Company expects that operating losses will continue at increasing levels for at least the next several years as its research, product development, clinical testing and marketing activities expand. Such losses will continue unless and until such time as product approvals are obtained and product sales generate sufficient revenue to offset expenses. The Company's ability to achieve profitability will depend, in part, on its ability to successfully develop, clinically test and obtain regulatory approvals for its drug candidates, as well as its ability to manufacture and market any approved products either by itself or in collaboration with others. There can be no assurance that the Company will successfully complete its product development efforts in a timely manner, if at all, that it will receive any regulatory approvals required for the clinical development, commercial manufacture or marketing of its proposed products or that product sales based on such regulatory approvals will be profitable to the Company. Accordingly, the extent of future losses and the time required to achieve profitability is highly uncertain. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" in
Item 7 of this Annual Report on Form 10-K.

ABSENCE OF PRODUCTS; PRODUCT DEVELOPMENT RISKS

  The Company has not completed the development of any products. Some of the Company's drug candidates are currently undergoing clinical trials while others are in research or preclinical development. The Company's drug candidates, other than pleconaril, are not expected to be commercially available for at least several years, if at all, and pleconaril is not expected to be commercially available for at least two years, if at all. The Company has not begun to market or generate revenues from the commercialization of any products. The majority of the Company's drug candidates will require significant additional research and development and laboratory testing prior to submission of any regulatory application, and all of its drug candidates will require significant clinical testing and regulatory approval prior to commercialization. There can be no assurance that the Company will be permitted by regulatory authorities to conduct additional clinical testing of the Company's compounds or that, if permitted, such additional clinical testing will prove that such drugs are safe and efficacious to the extent necessary to permit the Company to obtain marketing approvals for them from regulatory authorities. There can be no assurance that the results of preclinical studies and completed clinical trials will be indicative of results obtained in future clinical trials. Adverse or inconclusive clinical trial results concerning any of the Company's drug candidates could result in increased costs and significantly delay the filing for marketing approval for such drug candidates with the Unites States Food and Drug Administration (the "FDA") or result in a filing for a narrower indication. In such event, further studies would be required with respect to other indications to support any filing of a supplemental application covering such indications. There can be no assurance that the Company's

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research and development, preclinical testing or clinical trials will be successfully completed, that regulatory approvals will be obtained or will be as broad as sought, that the Company's products will be capable of being produced in commercial quantities at reasonable costs or that any products, if introduced, will achieve market acceptance. Any problems or delays relating to research and development, regulatory approval and manufacturing, and the failure to address such problems or delays, could have a material adverse effect on the Company. See "Business--Product Development and Research" in Item 1 of this Annual Report on Form 10-K.

  The Company's drug candidates and future product development efforts are subject to the risks of failure inherent in the development of pharmaceutical products. These risks include the possibilities that any or all of the Company's drug candidates will be found to be ineffective, unsafe, toxic or otherwise fail to either meet applicable regulatory standards or receive necessary regulatory approvals or clearances. There can be no assurance that unacceptable toxicities or side effects will not occur at any dose level at any time in the course of toxicological studies or human clinical trials of the Company's drug candidates. The appearance of any such unacceptable toxicities or side effects in toxicology studies or human clinical trials could cause the Company or regulatory authorities to interrupt, limit, delay or abort the development of any of the Company's drug candidates and could ultimately prevent their approval for any of the targeted indications. Even after receiving approval, products may later exhibit adverse effects that prevent their widespread use and necessitate their withdrawal from the market. There can be no assurance that any products under development by the Company will be safe when administered to patients. Furthermore, there is a risk that the Company's drug candidates, even if safe and effective, will be difficult to develop into commercially viable products, difficult to manufacture on a large scale or uneconomical to market and that proprietary rights of third parties may preclude the Company from marketing such drug candidates. Moreover, the Company's competitors may succeed in developing technologies or products that are more effective or cost effective than those of the Company. Rapid technological changes or developments by others may result in the Company's drug candidates becoming obsolete or noncompetitive. See "Business-- Competition" in Item 1 of this Annual Report on Form 10-K, and "--Competition" and "--Rapid Technological Change and Uncertainty" in this Exhibit 99 to Annual Report on Form 10-K.

DEPENDENCE ON MOST ADVANCED DRUG CCANDIDATE

  The Company's research and development resources are primarily dedicated to its most advanced drug candidate, pleconaril. Significant delays in the Company's clinical trials of pleconaril, unfavorable results in such trials, failure to obtain regulatory approval for the commercialization of pleconaril or any related product or failure to achieve market acceptance of pleconaril or any related product could have a material adverse effect upon the Company. There can be no assurance that pleconaril will be successfully developed. Although the Company is currently seeking to develop other drug candidates and expand the number of drug candidates it has under development, there can be no assurance that it will be successful in such development or expansion. Furthermore, the Company will require additional funding to complete all clinical studies and other required testing for pleconaril or any other of the Company's product development candidates. See "--Government Regulation; No Assurance of Regulatory Approval" and "--Uncertain Ability to Meet Capital Needs" in this Exhibit 99 to Annual Report on Form 10-K.

UNCERTAINTY REGARDING CLINICAL TRIALS

  The results of preclinical studies and initial clinical trials of the Company's product candidates are not necessarily predictive of the results from large-scale clinical trials. The Company must demonstrate through preclinical studies and clinical trials that its product candidates are safe and effective for use in each target indication before the Company can obtain regulatory approvals for the commercial sale of those products. These studies and trials may be very costly and time-consuming.

  The rate of completion of clinical trials is dependent upon, among other factors, the rate of enrollment of patients. Enrollment may be impacted by the acute nature and the seasonality of certain of the Company's disease

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targets and the impossibility of anticipating the geographic locations of disease outbreaks. Failure to accrue an adequate number of clinical patients during the appropriate season could cause significant delays and increased costs. Such delays and increased costs could have a material adverse effect on the Company's drug development program. Furthermore, there can be no assurance that if the Company's clinical trials are completed, the Company will be able to submit a New Drug Application (an "NDA") as scheduled or that any such application will be approved by the FDA in a timely manner, if at all.

  The cost to the Company of conducting human clinical trials for any potential product can vary dramatically based on a number of factors, including the order and timing of clinical indications pursued and the extent of development and financial support, if any, from corporate collaborators. The Company may have difficulty obtaining sufficient patient populations, clinicians or support to conduct its clinical trials as planned and may have to expend substantial additional funds to obtain access to such resources, or delay or modify its plans significantly.

  While the Company designs and manages its preclinical studies and clinical trials, the Company engages contract research organizations to perform certain aspects of such preclinical studies and clinical trials. As a result, the Company depends on such contract research organizations to assist in the completion of its studies and trials.

GOVERNMENT REGULATION; NO ASSURANCE OF REGULATORY APPROVAL

  The production and marketing of products under development by the Company, as well as its ongoing research and development activities, are and will be subject to regulation by governmental agencies, including the FDA in the United States and similar regulatory authorities in other countries. Any potential therapeutic product developed by the Company will be subject to rigorous preclinical and clinical testing and approval pursuant to regulations administered by the FDA, comparable agencies in other countries and, to a lesser extent, by state regulatory authorities. The approval process for the Company's drug candidates will involve significant time and expenditures. There can be no assurance that the Company will be able to successfully complete the clinical development of, and file its NDA for, pleconaril or any other drug candidate. See "Business--Government Regulation" in Item 1 of this Annual Report on Form 10-K.

  Rigorous preclinical and clinical testing and the regulatory approval process can take many years and require the expenditure of substantial resources. There can be no assurance that the FDA or other regulatory authority approval for any product candidates developed by the Company will be granted on a timely basis or at all. Any delay in obtaining, or any failure to obtain, such approvals would materially and adversely affect the marketing of the Company's drug candidates and the Company's business, financial position and results of operations. In addition, legislation may be enacted, or regulations promulgated in the future which might adversely affect the Company's ability to develop, manufacture or market its drug candidates. If regulatory approval of a drug is obtained, such approval may be conditioned upon certain limitations and restrictions on the drug's use. Any FDA approvals that may be granted will be subject to continual review, and later discovery of previously unknown problems may result in withdrawal of products from marketing. Failure of the Company to comply with applicable regulatory requirements can, among other things, result in warning letters, fines, withdrawal of regulatory approvals, product recalls, seizure of products, operating restrictions, injunctions or criminal prosecution. See "Business--Government Regulation" in Item 1 of this Annual Report on Form 10-K.

UNCERTAIN ABILITY TO MEET CAPITAL NEEDS

  The Company will require substantial additional funds for its research, preclinical and clinical testing, operating expenses, regulatory applications, manufacturing, marketing and sales programs. The Company has incurred losses from its operations since inception. The Company expects to incur additional operating losses over at least the next several years. The Company expects such losses to increase over historical levels as the

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Company's research and development expenses increase due to further clinical trials, manufacture of drug substance and preclinical development of pleconaril, and further research and development related to other product candidates. Moreover, the Company's capital requirements will depend on numerous factors, including the progress of its research and development programs, the progress of preclinical and clinical testing, the time and cost involved in obtaining regulatory approvals, the cost of filing, prosecuting, defending and enforcing any patent claims and other intellectual property rights, competing technological and market developments, changes and developments in the Company's existing collaborative, licensing and other relationships, the terms of any new collaborative, licensing and other arrangements that the Company may establish and the development of commercialization activities and arrangements. The Company's fixed commitments, including salaries and fees for current employees and consultants, rent, payments under license agreements and other contractual commitments, are substantial and are likely to increase as additional agreements are entered into and additional personnel are retained. As the Company builds its marketing and sales staffs, its fixed commitments for employee salaries are likely to increase substantially. The Company's cash requirements may vary materially and could be significantly higher than those now planned because of results of research and development and drug candidate testing, relationships with strategic partners, changes in the focus and direction of the Company's research and development programs, competitive and technological advances, the FDA and foreign regulatory requirements and other factors. See "Business-- Strategic Relationships" and "Business--Patents" in Item 1 of this Annual Report on Form 10-K, "Management's Discussion and Analysis of Financial Condition and Results of Operations-Liquidity and Capital Resources" in Item 7 of this Annual Report on Form 10-K and the Notes to Financial Statements in this Annual Report on Form 10-K.

  The Company will need to raise substantial additional capital to fund its future operations. The Company's currently available cash is not expected to be sufficient to complete all clinical studies and other development and required testing for pleconaril or any other of the Company's product candidates, or to develop fully the Company's marketing and sales staffs. The Company expects to seek such additional funding through public or private financing or collaborative, licensing and other arrangements with corporate partners. There can be no assurance, however, that additional financing will be available when needed or, if available, will be available on acceptable terms. Insufficient funds may prevent the Company from executing its business plan or may require the Company to delay, scale back or eliminate certain of its research and product development programs or license to third parties rights to develop or commercialize products or technologies that the Company would otherwise seek to develop or commercialize itself.

ABSENCE OF MARKETING AND SALES CAPABILITY

  The Company is currently conducting market research on the multiple disease indications for which pleconaril is being developed. The Company intends to establish its marketing strategy based upon the results of this market research coupled with information gained through its clinical trials. The Company may elect to seek a marketing partner for certain disease indications, establish its own sales force or pursue both alternatives. To continue to develop its marketing strategy, the Company is currently building its marketing staff. The Company does not currently have a sales staff. Significant additional expenditures, management resources and time will be required to develop a marketing and sales capability, and there can be no assurance that the Company will be successful either in developing a sales force, entering into commercialization arrangements, penetrating the markets for any proposed products it may develop or achieving market acceptance of its products. The Company has entered, and in the future may enter, into marketing, distribution, manufacturing, development or other third party arrangements, which grant rights that may be exclusive to certain products to corporate partners in return for royalties to be received on sales, if any. There can be no assurance that the Company will be able to enter into any additional arrangements, that any such arrangements will be successful or that the Company will be able to obtain additional capital to conduct such activities directly. See "Business-- Marketing" in Item 1 of this Annual Report on Form 10-K, and "Dependence on Corporate Collaborations; Need for Additional Collaborators" in this Exhibit 99 to Annual Report on Form 10-K.


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ABSENCE OF MANUFACTURING CAPABILITIES

  The Company presently does not have the internal capability to manufacture pharmaceutical products under the current Good Manufacturing Practices ("GMP") prescribed by the FDA. In February 1997, the Company amended its agreement with Sanofi to permit the Company to engage a third party to manufacture bulk drug substance. In April 1997, the Company entered into a Development Agreement with SELOC France (formerly SICOR S.A.) and SELOC AG (collectively "SELOC"), which then were related companies and subsidiaries of Schwarz Pharma AG, for the manufacture of pleconaril bulk drug substance and the development of a process for commercial-scale production of pleconaril. The Company and SELOC France currently are negotiating the terms of an Addendum to that agreement (the "SELOC Addendum") for the manufacture of validation batches of bulk drug substance and the preparation of certain documentation that will be required in connection with the Company's NDA for pleconaril. The Company anticipates that its current supply of pleconaril drug substance, together with the bulk drug substance that the Company will receive under the SELOC Addendum, will be sufficient to complete its formulation development activities and its ongoing clinical trials for viral meningitis, viral syndrome, hand-foot-and-mouth disease and rhinovirus in asthmatics. The Company believes that it will be able to obtain additional drug substance from SELOC France and, if necessary, other manufacturers for the production of pleconaril drug product on terms acceptable to the Company. In the event that the Company does not enter into the SELOC Addendum, or that SELOC France is unable to satisfy the Company's requirements and the Company is required to find an additional or alternative source of supply, there may be additional cost and delay in product development or commercialization. The Company also is evaluating alternatives for the commercial manufacture of drug substance and drug product. FDA pre-approval inspection is required for all commercial manufacturing sites.

  The Company also is currently negotiating with several contractors for the commercial manufacture of oral liquid and solid formulations of pleconaril drug product. The Company has used an oral liquid formulation of pleconaril in its recent clinical trials, and thus must demonstrate that the oral solid formulation is bioequivalent to the oral liquid formulation. It must also demonstrate the chemical stability of the oral solid formulation. Any delays in the Company's ability to demonstrate such bioequivalency and chemical stability will delay the commercialization of the oral solid formulation of pleconaril.

  Any contract manufacturers that the Company may use must adhere to GMP regulations enforced by the FDA through its facilities inspection program. These facilities must pass a plant inspection before the FDA will issue a pre-market approval of the product. Moreover, while the Company does not currently intend to manufacture any pharmaceutical products itself, it may choose to do so in the future. The Company has no experience in the manufacture of pharmaceutical products for clinical trials or commercial purposes. Should the Company decide to manufacture products itself, the Company would be subject to the regulatory requirements described above, would be subject to risks regarding delays or difficulties encountered in manufacturing any such pharmaceutical products and would require substantial additional capital. In addition, there can be no assurance that the Company will be able to manufacture any such products successfully and in a cost-effective manner. See "Business--Manufacturing" and "Business--Government Regulation" in Item 1 of this Annual Report on Form 10-K.

  If the Company should encounter delays or difficulties with contract manufacturers in producing, packaging or distributing its proposed products, market introduction and subsequent sales of such products would be adversely affected and the Company may have to seek alternative sources of supply. In the event that the Company is required to seek alternative sources of supply, it may incur additional costs or delays in product commercialization. If the Company changes the source or location of supply or modifies the manufacturing process, regulatory authorities will require the Company to demonstrate that the product produced by the new source or from the modified process is equivalent to the product used in any clinical trials conducted by the Company. Under the terms of the SELOC Addendum, SELOC France will be obligated to provide batches of

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bulk drug substance at various times during 1998. If these deliveries are delayed, or if such bulk drug substance is not shown to be equivalent, the Company's ability to seek FDA or other regulatory approval could be delayed until additional clinical trials are completed.

  There can be no assurance that the Company will be able to enter into alternative supply arrangements at commercially acceptable rates, if at all. No assurance can be given that the manufacturers utilized by the Company will be able to provide the Company with sufficient quantities of its products, that the oral solid formulations of pleconaril will be equivalent to the oral formulation used in the Company's clinical trials or that the products supplied to the Company will meet the Company's specifications or delivery, cost and other requirements.

DEPENDENCE ON CORPORATE COLLABORATIONS; NEED FOR ADDITIONAL COLLABORATORS

  The Company's strategy for the research, development and commercialization of its drug candidates may require the Company to enter into various arrangements with corporate and academic collaborators, licensors, licensees and others. The Company may, therefore, be dependent upon the subsequent success of these third parties in performing their responsibilities. The Company has obtained, and intends to obtain in the future, licensed rights to certain proprietary technologies and compounds from other entities, individuals and research institutions, to which it will be obligated to pay license fees and, if it develops products based upon the licensed technology, to also make milestone payments and pay royalties. There can be no assurance that the Company will be able to enter into collaborative, license or other arrangements that the Company deems necessary or appropriate to develop and commercialize its drug candidates, or that any or all of the contemplated benefits from such collaborative, license or other arrangements will be realized. Certain of the collaborative, license or other arrangements that the Company may enter into in the future may place responsibility on the Company's collaborative partners for preclinical testing and human clinical trials and for the preparation and submission of applications for regulatory approval for potential pharmaceutical or other products. Other collaborations may place responsibility on partners for marketing, sales and distribution support for product commercialization. Should any collaborative partner fail to develop or successfully commercialize any drug candidate to which it has rights, the Company's business may be materially adversely affected. Moreover, these arrangements may require the Company to transfer certain material rights to such corporate partners, licensees and others. In the event that the Company decides to license or sublicense certain of its commercial rights, there can be no assurance that such arrangements will not result in reduced product revenue to the Company. There can be no assurance that any revenues or profits will be derived from the Company's collaborative and other arrangements, that any of the Company's current strategic arrangements will continue or that the Company will enter into any future collaborations. Furthermore, there can be no assurance that current or future collaborators will not pursue alternative technologies or drug candidates either on their own or in collaboration with others, including the Company's competitors, as a means for developing treatments for the diseases sought to be addressed by the Company's programs. See "Business-- Strategic Relationships" in Item 1 of this Annual Report on Form 10-K.

UNCERTAIN ABILITY TO PROTECT PATENTS AND PROPRIETARY TECHNOLOGY AND INFORMATION

  Because of the substantial length of time and expense associated with bringing new products through development and regulatory approval to the market place, the pharmaceutical industry places considerable importance on obtaining patent and trade secret protection for new technologies, products and processes. The Company's ability to compete effectively depends, in part, on its ability to protect its proprietary technology, both in the United States and abroad. The Company intends to file applications as appropriate for patents covering the composition of matter of its drug candidates, the proprietary processes for producing such compositions, as well as the uses of its drug candidates. The Company has two issued U.S. patents and five patent applications pending with the U.S. Patent and Trademark Office ("PTO"). The Company has licensed from Sanofi S.A. the exclusive U.S. and Canadian rights to antiviral agents for use in enterovirus and rhinovirus indications, which are the subject of two issued U.S. patents and two related Canadian patent applications owned by Sanofi S.A. The Company will be dependent on Sanofi S.A. to prosecute such patent applications and may be

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dependent on Sanofi S.A. to protect such patent rights. The Company also has filed five patent applications in certain foreign jurisdictions on inventions developed by the Company. There can be no assurance that the PTO or such foreign jurisdictions will grant the Company's pending patent applications or that the Company will obtain any patents on its proprietary products for which it subsequently applies. No assurance can be given that any patents issued to, or licensed by, the Company will not be challenged, invalidated or circumvented by other parties, or that the rights granted thereunder will provide any competitive advantage. Furthermore, there can be no assurance that others will not independently develop similar products, duplicate any of the Company's products or, if patents are issued to the Company, design around the patented products developed by the Company.

  The Company also relies on trade secrets, know-how and continuing technological advancements to support its competitive position. Although the Company has entered into confidentiality and invention rights agreements with its employees, consultants, advisors and collaborators, no assurance can be given that such agreements will be honored or that the Company will be able to effectively protect its rights to its unpatented trade secrets and know-how. Moreover, there can be no assurance that others will not independently develop substantially equivalent proprietary information and techniques or otherwise gain access to the Company's trade secrets and know-how. In addition, many of the Company's scientific and management personnel have been recruited from other pharmaceutical companies where they were conducting research in areas similar to those being pursued by the Company. As a result, the Company and these individuals could be subject to allegations of trade secret violations and similar claims.

  In addition, to facilitate development of its proprietary technology base, the Company may be required to obtain licenses to patents or other proprietary rights from other parties, and such requirements could substantially delay the Company's drug development or commercialization. There can be no assurance that the patents of other parties will not have a material adverse effect on the ability of the Company to do business or that any licenses required under any patents or proprietary rights of other parties would be made available on acceptable terms, if at all. If the Company does not obtain any such required licenses, it could encounter delays in introducing products to market or may be unable to develop, manufacture or sell products requiring such licenses. The Company has not conducted any searches or made any independent investigations of the existence of any patents or proprietary rights of other parties.

  The Company may, from time to time, collaborate with, and support research conducted by, universities and governmental research organizations. There can be no assurance that the Company will have, or be able to acquire, exclusive rights to the inventions or technical information derived from such collaborations or that disputes will not arise as to rights in related research programs conducted by the Company or such collaborators. See "Business-- Strategic Relationships" in Item 1 of this Annual Report on Form 10-K.

  In addition, the Company could incur substantial costs in defending any patent infringement suits or in asserting any patent rights, including those licensed to the Company by third parties, and in defending suits against it or its employees relating to ownership of, or rights to, intellectual property, even if the outcome is not adverse to the Company. Such disputes could substantially delay the Company's drug development or commercialization. The PTO or a private party could institute an interference proceeding involving the Company in connection with one or more of the Company's patents or patent applications, and such proceedings could result in an adverse decision as to priority of invention, in which case the Company would not be entitled to a patent on the invention at issue in the interference proceeding. The PTO or a private party could also institute reexamination proceedings involving the Company in connection with one or more of the Company's patents, and such proceedings could result in an adverse decision as to the validity or scope of the patents.

  Opposition or revocation proceedings could be instituted in the patent offices of foreign jurisdictions, which proceedings, if decided adversely to the Company would prevent the Company from establishing a patent position in such jurisdiction based on the opposed or revoked patent. See "Business-- Patents" in Item 1 of this Annual Report on Form 10-K.


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UNCERTAINTY OF PHARMACEUTICAL PRICING AND RELATED MATTERS; NEED FOR
REIMBURSEMENT

  The future revenues and profitability of, and availability of capital for, pharmaceutical companies such as the Company will be affected by the continuing efforts of governmental and private third-party payors to contain or reduce the costs of health care through various means. There have been, and the Company expects there will continue to be, a number of federal, state and foreign proposals to control the cost of drugs through governmental regulation. It is uncertain what form any health care reform legislation may take or what actions federal, state, foreign, and private payors may take in response to the proposed reforms. The Company cannot predict when, if ever, any suggested reforms will be implemented or the effect of any implemented reform on the Company's business. Moreover, there can be no assurance that any implemented reform will not have a material adverse effect on the Company's business, financial position or results of operations.

  The Company's ability to commercialize any products successfully will depend, in part, on the extent to which reimbursement for the cost of such products and related treatments will be available from government health administration authorities, such as Medicare and Medicaid in the United States, private health insurers and other organizations. Significant uncertainty exists as to the reimbursement status of newly approved health care products, particularly for indications for which there is no current effective treatment or for which medical care typically is not sought, and there can be no assurance that adequate third-party coverage will be available to enable the Company to maintain price levels sufficient to realize an appropriate return on its investment in product research and development. If adequate coverage and reimbursement levels are not provided by government and third-party payors for use of the Company's products, the market acceptance of those products could be adversely affected.

COMPETITION

  There are many entities, both public and private, including well-known, large pharmaceutical companies, chemical companies, biotechnology companies and research institutions, engaged in developing pharmaceuticals for human therapeutic applications similar to the applications targeted by the Company. Many of these companies have substantially greater financial, research and development, manufacturing, marketing and human resources than the Company. In addition, many of the Company's competitors have significantly greater experience than the Company in conducting drug discovery, conducting preclinical testing and human clinical trials of new pharmaceutical products, obtaining FDA and other regulatory approvals of products, manufacturing and marketing. Accordingly, certain of the Company's competitors may succeed in obtaining regulatory approval for products more rapidly or effectively than the Company. Such companies may succeed in developing products that are more effective or less costly than any that may be developed by the Company and also may prove to be more successful than the Company in the manufacture and marketing of any such products. See "Business--Competition" in Item 1 of this Annual Report on Form 10-K.

RAPID TECHNOLOGICAL CHANGE AND UNCERTAINTY

  The Company is engaged in the pharmaceutical business, which is characterized by extensive research efforts and rapid technological progress. New developments in molecular biology, medicinal chemistry and other fields of biology and chemistry are expected to continue at a rapid pace in both industry and academia. There can be no assurance that research and discoveries by others will not render some or all of the Company's programs or drug candidates non-competitive or obsolete.

  The Company's proposed business strategy is based, in part, upon the application of the Company's technology platform, which encompasses various elements from the fields of biotechnology and chemistry, and the application of these technologies to the discovery and development of pharmaceutical products for the treatment of infectious human diseases. This strategy is subject to the risks inherent in the development of new products using new and emerging technologies and approaches. There are no approved drugs on the market for the treatment of certain of the disease indications being targeted by the Company, and the Company believes that it is the first company to use these technologies in combination to develop antiviral pharmaceutical products.

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There can be no assurance that unforeseen problems will not develop with the
Company's technologies or applications, that the Company will be able to successfully address technological challenges it encounters in its research and development programs or that commercially feasible products will ultimately be developed by the Company. See "Business--Competition" in Item 1 of this Annual Report on Form 10-K, and "--Competition" in this Exhibit 99 to this Annual Report on Form 10-K.

NO ASSURANCE OF MARKET ACCEPTANCE

  There can be no assurance that the Company's drug candidates, if approved by the FDA and other regulatory authorities, will achieve market acceptance. The degree of market acceptance will depend upon a number of factors, including the receipt and timing of regulatory approvals, the availability of third-party reimbursement and the establishment and demonstration in the medical community of the clinical safety, efficacy and cost-effectiveness of the Company's drug candidates and their advantages over existing technologies and therapeutics. There can be no assurance that the Company will be able to manufacture and successfully market its drug candidates even if they perform successfully in clinical applications. Furthermore, there can be no assurance that physicians or the medical community in general will accept and utilize any therapeutic products that may be developed by the Company.

DEPENDENCE ON KEY PERSONNEL

  Because of the specialized scientific nature of the Company's business, the Company is highly dependent upon its ability to attract and retain qualified scientific, technical and managerial personnel. There is intense competition for qualified personnel in the pharmaceutical field, and there can be no assurance that the Company will be able to continue to attract and retain qualified personnel necessary for the development of its business. The loss of the services of existing personnel, as well as the failure to recruit additional key scientific, technical and managerial personnel in a timely manner would be detrimental to the Company's research and development programs and to its business. Much of the know-how developed by the Company resides in its scientific and technical personnel and is not readily transferable to other personnel. The Company does not maintain "key man" life insurance on any of its employees. Furthermore, the Company's anticipated growth and expansion into areas and activities requiring additional expertise will require the addition of new management personnel. The failure to attract and retain such personnel could adversely affect the Company's business. See "Business--Human Resources" in Item 1 of this Annual Report on Form 10-K.

ENVIRONMENTAL MATTERS AND HAZARDOUS MATERIALS

  The Company's research and development processes involve the controlled use of hazardous, infectious and radioactive materials. The Company is subject to stringent federal, state and local laws, rules, regulations and policies governing the use, generation, manufacture, storage, air emission, effluent discharge, handling and disposal of certain materials and wastes. There can be no assurance that the Company will not be required to incur significant costs to comply with environmental laws, rules, regulations and policies or that the business, financial position or results of operations of the Company will not be materially and adversely affected by current or future environmental laws, rules, regulations and policies or by any releases or discharges of materials which could be hazardous.

  In its research activities, the Company utilizes radioactive and other materials that could be hazardous to human health, safety or the environment. These materials and various wastes resulting from their use are stored at the Company's facility pending ultimate use and disposal. Although the Company believes that its safety procedures for handling and disposing of such materials comply with federal, state and local laws, rules, regulations and policies, the risk of accidental injury or contamination from these materials cannot be entirely eliminated. In the event of such an accident, the Company could be held liable for any resulting damages, and any such liability could exceed the Company's resources. The Company does not maintain a separate insurance policy for these types of risks.

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

PRODUCT LIABILITY; LIMITED INSURANCE COVERAGE

  The Company's business exposes it to potential product liability risks which are inherent in the testing, manufacturing and marketing of human therapeutic products. The Company maintains claims made insurance against product liability and defense costs incurred in connection with clinical testing in the amount of six million dollars per occurrence and six million dollars in the aggregate. The Company does not currently have any insurance coverage with regard to the commercial sale of products. There can be no assurance that claims against the Company arising with respect to clinical testing or sale of products will be successfully defended, that the insurance carried by the Company, if any, will be sufficient or that the Company will be able to obtain additional, or maintain its current level of, product liability insurance on acceptable terms. In addition, there can be no assurance that any collaborators and licensees of the Company will agree to indemnify the Company from, be adequately insured against or have a sufficient net worth to protect the Company from product liability claims. A successful claim against the Company in excess of the Company's insurance coverage could have a material adverse effect on the Company.

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